EXHIBIT 99.3

PART II
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
Note: The information contained in this Item has been updated for the segment reporting changes and retrospective application of a new accounting standard as further detailed in the Current Report on Form 8-K filed herewith. This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Form 10-K”). For significant developments since the filing of the 2015 Form 10-K, refer to our filings with the Securities and Exchange Commission.
The following Management’s Discussion and Analysis is intended to help the reader understand the results of operations and financial condition of our business. Management’s Discussion and Analysis is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements.
Trends in Our Business
We are a leading provider of voice recognition solutions and natural language understanding technologies. Our solutions and technologies are used in the healthcare, mobile, consumer, enterprise customer service, and imaging markets. We are seeing several trends in our markets, including (i) the growing adoption of cloud-based, connected services and highly interactive mobile applications, (ii) deeper integration of virtual assistant capabilities and services, and (iii) the continued expansion of our core technology portfolio from speech recognition to natural language understanding, semantic processing, domain-specific reasoning, dialog management capabilities, artificial intelligence, and biometric speaker authentication.
Confronted by dramatic increases in electronic information, consumers, business personnel and healthcare professionals must use a variety of resources to retrieve information, transcribe patient records, conduct transactions and perform other job-related functions. We believe that the power of our solutions can transform the way people use the Internet, telecommunications systems, electronic medical records, wireless and mobile networks and related corporate infrastructure to conduct business.

•
Healthcare.  Trends in our healthcare business include continuing customer preference for hosted solutions and other time-based licenses and increasing interest in the use of mobile devices to access healthcare systems and records. We continue to see strong demand for transactions which involve the sale and delivery of both software and non-software related services or products, as well as transactions which involve the sale of multiple solutions, such as both hosted transcription services and Dragon Medical licenses. The volume processed in our hosted transcription services has experienced some erosion in lines processed when customers adopt EMR systems, and when in some cases customers use our licensed Dragon Medical product to support input into the EMR, which has been partially offset by expansion in our customer base. We believe an important trend in the healthcare market is the desire to improve efficiency in the coding and revenue cycle management process. Our solutions reduce costs by increasing automation of this important workflow and also enable hospitals to improve documentation used to support billings. In addition to improved efficiency, there is an impending change in the industry coding standard from ICD-9 to ICD-10, which will significantly increase the number of possible codes, and therefore, increase the complexity of this process, which in turn reinforces our customers' desire for improved efficiency. We are investing to expand our product set to address the various healthcare opportunities, including deeper integration with our clinical documentation solutions; investing in our cloud-based products and operations; entering new and adjacent markets such as ambulatory care; expanding our international capabilities; and, the expansion of our Dragon solutions into the cloud and enterprise market.

•
Mobile.  Trends in our mobile business include device manufacturers requiring custom applications to deliver unique and differentiated products such as virtual assistants, broadening keyboard technologies to take advantage of touch screens, increasing hands-free capabilities on cell phones and in automobiles, the adoption of our technology on a broadening scope of devices, such as televisions, set-top boxes, e-book readers, tablet and laptop computers, cameras and third-party applications and away from consumer software. The more powerful capabilities of mobile devices require us to supply a broader portfolio of specialized virtual assistants and connected services built on voice recognition, text-to-speech, natural language understanding, dialog and text input, where the complexity of the technologies allow us to charge a higher price. Within given levels of our technology set, we have seen growth opportunities limited by the consolidation of this market to a small number of customers as well as increased competition in voice recognition and natural language technologies and services sold to device OEMs. We continue to see strong demand involving the sale and delivery of both software and non-software related services, as well as products to help customers define, design and implement increasingly robust and complex custom solutions such as virtual assistants. We continue to see an increasing proportion of revenue from on-demand and transactional arrangements as opposed to traditional perpetual licensing of our mobile products and solutions. Although this has a negative impact on near-term revenue, we believe this model will build stronger and more predictable revenues over time. We are investing to expand the cloud capabilities and content of our Automotive solutions; expansion across the IoT in our Device solutions; and geographic expansion of our mobile operator services.

•
Enterprise.  Trends in our enterprise business include increasing interest in the use of mobile applications and web sites to access customer care systems and records, voice-based authentication of users, increasing interest in coordinating actions and data across customer care channels, and the ability of a broader set of hardware providers and systems integrators to serve the market. In fiscal year 2015, revenues and bookings from on-demand solutions increased significantly, as a growing proportion of customers chose our cloud-based solutions for call center, web and mobile customer care solutions. We expect these trends to continue in fiscal year 2016. We are investing to extend our technology capabilities with intelligent self-service and AI for customer service; expand our OnDemand multichannel cloud to international markets; expand our sales and solution for voice biometrics; and expand our OnPremise product and services portfolio.

•
Imaging.  The imaging market is evolving to include more networked solutions to multi-function printing devices, as well as more mobile access to those networked solutions, and away from packaged software. We are investing to merge the scan and print technology platforms to improve mobile access to our solutions and technologies; expand our distribution channels and embedding relationships; and expand our language coverage for OCR in order to drive a more comprehensive and compelling offering to our partners.

Key Metrics
In evaluating the financial condition and operating performance of our business, management focuses on revenue, net loss, gross margins, operating margins, cash flow from operations and deferred revenue. A summary of these key financial metrics is as follows:
For the fiscal year ended September 30, 2015, as compared to the fiscal year ended September 30, 2014:

•	Total revenue increased by $7.6 million to $1,931.1 million;

•	Net loss decreased by $35.3 million to a loss of $115.0 million;

•	Gross margins increased by 0.9 percentage points to 57.0%;

•	Operating margins increased by 3.9 percentage points to 2.8%;

•	Cash provided by operating activities for the fiscal year ended September 30, 2015 was $487.6 million, an increase of $129.5 million from the prior fiscal year.
As of September 30, 2015, as compared to September 30, 2014:

•	Total deferred revenue increased 21.9% to $668.2 million driven primarily by mobile connected services and maintenance and support contracts.

In addition to the above key financial metrics, we also focus on certain operating metrics. A summary of these key operating metrics as of and for the period ended September 30, 2015, as compared to the same period in 2014, is as follows:

•
Net new bookings increased 3.6% from one year ago to $1.5 billion. The net new bookings growth was led by our Healthcare segment, offset by lower net new bookings in our mobile operator services and consumer desktop sales. In addition, the net new bookings performance was negatively impacted by fluctuation in currency exchange rates;

Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term, whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimate. The maintenance and support bookings value represents the amounts the customer is invoiced in the period. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.
Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements.

•
Segment recurring revenue represented 66.4% and 63.6% of total segment revenue in fiscal years 2015 and 2014, respectively. Segment recurring revenue represents the sum of recurring product and licensing, on-demand, and maintenance and support revenues as well as the portion of professional services revenue delivered under ongoing contracts. Recurring product and licensing revenue comprises term-based and ratable licenses as well as revenues from royalty arrangements;

•
Annualized line run-rate in our healthcare on-demand solutions decreased 2.6% from one year ago to approximately 5.3 billion lines per year. The annualized line run-rate is determined using billed equivalent line counts in a given quarter, multiplied by four; and

•
Estimated three-year value of total on-demand contracts increased 2.4% from one year ago to approximately $2.3 billion. We determine this value as of the end of the period reported, by using our estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Contracts are generally priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

RESULTS OF OPERATIONS
Total Revenues
The following tables show total revenues by product type and revenue by geographic location, based on the location of our customers, in dollars and percentage change (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Product and licensing	$696.3	$711.0	$753.7	(2.1)%	(5.7)%
Professional services and hosting	919.5	910.9	832.4	0.9%	9.4%
Maintenance and support	315.4	301.6	269.2	4.6%	12.0%
Total Revenues	$1,931.1	$1,923.5	$1,855.3	0.4%	3.7%
United States	$1,407.3	$1,408.3	$1,339.7	(0.1)%	5.1%
International	523.9	515.2	515.6	1.7%	(0.1)%
Total Revenues	$1,931.1	$1,923.5	$1,855.3	0.4%	3.7%

Fiscal Year 2015 Compared to Fiscal Year 2014
The geographic split for fiscal years 2015 and 2014 was 73% of total revenue in the United States and 27% internationally. International revenue was negatively impacted by weakening foreign currencies offset by an increase in revenue driven by a recent acquisition in fiscal year 2015.
Fiscal Year 2014 Compared to Fiscal Year 2013
The geographic split for fiscal year 2014 was 73% of total revenue in the United States and 27% internationally, as compared to 72% of total revenue in the United States and 28% internationally for the same period last year. The increase in the proportion of revenue generated domestically was primarily driven by our recent acquisitions, which are primarily located in the United States.

Product and Licensing Revenue
Product and licensing revenue primarily consists of sales and licenses of our technology. The following table shows product and licensing revenue, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Product and licensing revenue	$696.3	$711.0	$753.7	(2.1)%	(5.7)%
As a percentage of total revenues	36.1%	37.0%	40.6%

Fiscal Year 2015 Compared to Fiscal Year 2014
Product and licensing revenue for fiscal year 2015 decreased $14.7 million, as compared to fiscal year 2014. The decrease consisted of a $25.5 million decrease in our Healthcare business, and was partially offset by a $12.6 million increase in our Mobile business. The decrease in Healthcare revenue was driven primarily by a $14.5 million decrease in Dragon solutions sales and lower license sales of our clinical documentation solutions as we continue to see a shift toward a term-licensing model. Within our Mobile business, license sales in our automotive business increased $25.2 million, partially offset by a $10.2 million decrease in our devices solutions as the device market continues to consolidate.
As a percentage of total revenue, product and licensing revenue decreased from 37.0% to 36.1% for the year ended September 30, 2015. This decrease was primarily driven by our recent acquisitions which have a higher proportion of on-demand hosting revenue. Within product and licensing revenue, we are also seeing transition from perpetual licensing model to term-licensing model which is recognized over time.

Fiscal Year 2014 Compared to Fiscal Year 2013
Product and licensing revenue for fiscal year 2014 decreased $42.7 million, as compared to fiscal year 2013. The decrease consisted of a $23.9 million decrease in Mobile revenue, a $29.1 million decrease in Enterprise revenue, offset by an increase of $10.8 million in Healthcare revenue. The decrease in Mobile revenue was driven by a $24.2 million decrease in sales of our embedded licenses, resulting from a continuing shift toward on-demand and ratable pricing models.The decrease in Enterprise revenues was primarily driven by lower sales of on-premise solutions. The increase in Healthcare revenue, included a $13.7 million increase in sales of our Clintegrity solutions and an $11.3 million increase in sales of Dragon Medical licenses, partially offset by a decrease of $11.5 million in Dragon desktop consumer products due to an overall weakness in desktop software sales.
As a percentage of total revenue, product and licensing revenue decreased from 40.6% to 37.0% for the year ended September 30, 2014. This decrease was driven by lower sales of embedded licenses in our Mobile segment, resulting from a continuing shift toward on-demand and hosted services. Within product and licensing revenue, we are also seeing more term-licensing and transactional models, which are recognized over time. In addition, the decrease includes the impact of our recent acquisitions, which have a higher proportion of on-demand hosting revenue.
Professional Services and Hosting Revenue
Professional services revenue primarily consists of consulting, implementation and training services for customers. Hosting revenue primarily relates to delivering on-demand hosted services, such as medical transcription, automated customer care applications, mobile operator services, and mobile infotainment, search and transcription, over a specified term. The following table shows professional services and hosting revenue, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Professional services and hosting revenue	$919.5	$910.9	$832.4	0.9%	9.4%
As a percentage of total revenues	47.6%	47.3%	44.9%

Fiscal Year 2015 Compared to Fiscal Year 2014
Professional services and hosting revenue for fiscal year 2015 increased $8.6 million, as compared to fiscal year 2014, driven by a $19.3 million increase in hosting revenue offset by a $10.7 million decrease in professional services revenue. In our hosting business, Mobile on-demand revenue grew $21.2 million driven by a continued trend toward cloud services in our automotive and devices solutions, as well as a recent acquisition in our mobile operator services. Enterprise on-demand revenue grew $7.3 million. These increases were offset by a $9.2 million decrease in Healthcare hosting revenue as we continue to experience some volume erosion in our transcription solutions. In our professional services business, Enterprise professional services revenue decreased $20.2 million driven by lower professional services from our OnPremise solutions, partially offset by a $10.5 million increase in Healthcare professional services driven by our CDI and coding solutions.
As a percentage of total revenue, professional services and hosting revenue increased from 47.3% for the year ended September 30, 2014 to 47.6% for the year ended September 30, 2015. This increase was driven by our recent acquisitions which have a higher proportion of professional services and hosting revenue. The increase also includes the continuing shift toward on-demand and hosting services in our Mobile segment and Enterprise segment.
Fiscal Year 2014 Compared to Fiscal Year 2013
Professional services and hosting revenue for fiscal year 2014 increased $78.5 million, as compared to fiscal year 2013. The increase included a $42.9 million increase in Enterprise revenue primarily driven by our recent acquisitions. Healthcare revenue increased $18.8 million driven by a $12.1 million increase in revenues from our Clintegrity product line and a $6.4 million increase in revenues from our Clinical Documentation Solutions. The revenue increase in our Clinical Documentation Solutions included $18.1 million of revenues from acquisitions, partially offset by the negative impact from the continued erosion resulting from customers' migration to electronic medical records.
As a percentage of total revenue, professional services and hosting revenue increased from 44.9% for the year ended September 30, 2013 to 47.3% for the year ended September 30, 2014. This increase was driven by our recent Healthcare and Enterprise acquisitions, which have a higher proportion of professional services and hosting revenue. The increase also includes the continuing shift toward on-demand and hosting services in our Mobile segment.
Maintenance and Support Revenue
Maintenance and support revenue primarily consists of technical support and maintenance services. The following table shows maintenance and support revenue, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Maintenance and support revenue	$315.4	$301.6	$269.2	4.6%	12.0%
As a percentage of total revenues	16.3%	15.7%	14.5%

Fiscal Year 2015 Compared to Fiscal Year 2014
Maintenance and support revenue for fiscal year 2015 increased $13.8 million, as compared to fiscal year 2014. The increase was driven by strong maintenance renewals, including an increase of $11.1 million in Healthcare maintenance and support revenue and an increase of $5.9 million in Imaging maintenance and support revenue.
Fiscal Year 2014 Compared to Fiscal Year 2013
Maintenance and support revenue for fiscal year 2014 increased $32.3 million, as compared to fiscal year 2013. The increase was driven by strong maintenance renewals in all of our segments, including an increase of $11.5 million in Imaging revenue, a $10.9 million increase in Healthcare revenue driven by sales of Dragon Medical solutions, together with an increase of $8.1 million in Enterprise revenue.

COSTS AND EXPENSES

Cost of Product and Licensing Revenue
Cost of product and licensing revenue primarily consists of material and fulfillment costs, manufacturing and operations costs and third-party royalty expenses. The following table shows the cost of product and licensing revenue, in dollars and as a percentage of product and licensing revenue (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Cost of product and licensing revenue	$91.8	$97.6	$99.4	(5.9)%	(1.8)%
As a percentage of product and licensing revenue	13.2%	13.7%	13.2%

Fiscal Year 2015 Compared to Fiscal Year 2014
Cost of product and licensing revenue for fiscal year 2015 decreased $5.8 million, as compared to fiscal year 2014. This decrease was primarily driven by a $3.4 million decrease in costs within our Imaging segment. Gross margins increased 0.5 percentage points, primarily driven by higher revenues from higher margin license products in our Mobile business.
Fiscal Year 2014 Compared to Fiscal Year 2013
Cost of product and licensing revenue for fiscal year 2014 decreased $1.8 million, as compared to fiscal year 2013, primarily driven by a $3.5 million reduction in Imaging costs due to lower revenues. The decrease in costs was offset by a $1.5 million increase in Healthcare costs primarily driven by higher sales of our Dragon Medical products and Clintegrity solutions. Gross margins decreased 0.5 percentage points, primarily driven by lower revenues from higher margin license products in our Enterprise and Mobile businesses.
Cost of Professional Services and Hosting Revenue
Cost of professional services and hosting revenue primarily consists of compensation for services personnel, outside consultants and overhead, as well as the hardware, infrastructure and communications fees that support our hosting solutions. The following table shows the cost of professional services and hosting revenue, in dollars and as a percentage of professional services and hosting revenue (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Cost of professional services and hosting revenue	$619.9	$633.2	$550.9	(2.1)%	14.9%
As a percentage of professional services and hosting revenue	67.4%	69.5%	66.2%

Fiscal Year 2015 Compared to Fiscal Year 2014
Cost of professional services and hosting revenue for fiscal year 2015 decreased $13.3 million, as compared to fiscal year 2014. The decrease was due to a $9.0 million and a $8.1 million reduction in costs in our Enterprise and Healthcare segments, respectively, driven by lower compensation related expense and our on-going efforts to move costs to lower-cost countries during the fiscal year. These decreases were partially offset by a $3.4 million increase in costs within our Mobile business driven by investment in our connected services infrastructure. Gross margins improved 2.1 percentage points primarily driven by our cost-savings initiatives including the impact from our on-going efforts to move costs to lower-cost countries in our Healthcare business as well as higher revenues from higher margin hosting services in our Mobile business.
Fiscal Year 2014 Compared to Fiscal Year 2013
Cost of professional services and hosting revenue for fiscal year 2014 increased $82.3 million, as compared to fiscal year 2013. The increase was due to a $25.9 million increase in Healthcare costs as a result of recent acquisitions and higher transcription related costs. Mobile costs increased $25.2 million driven by investment in our connected services infrastructure, as we continue to fund an increasing volume of large-scale engagements in our Mobile business, where the demand for advanced, cloud-based services continues to grow. Our Enterprise costs also increased $15.6 million driven by our recent acquisitions. In addition, stock-based compensation expense increased $14.1 million over the prior period. Performance-based awards and annual bonuses were lower in the prior period as a result of weaker than planned operating results. Gross margins decreased 3.3 percentage points primarily driven by investment in our connected services infrastructure in our Mobile business, as well as growth in transcription related costs in our Healthcare segment. In addition, increased stock-based compensation expense reduced gross margins by 1.6 percentage points.
Cost of Maintenance and Support Revenue
Cost of maintenance and support revenue primarily consists of compensation for product support personnel and overhead. The following table shows cost of maintenance and support revenue, in dollars and as a percentage of maintenance and support revenue (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Cost of maintenance and support revenue	$54.5	$52.6	$52.7	3.6%	(0.2)%
As a percentage of maintenance and support revenue	17.3%	17.4%	19.6%

Fiscal Year 2015 Compared to Fiscal Year 2014
Cost of maintenance and support revenue for fiscal year 2015 increased $1.9 million, as compared to fiscal year 2014. The increase in cost was related to an acquisition in our Imaging segment that was completed during the fourth quarter of fiscal year 2014. Gross margins were flat.
Fiscal Year 2014 Compared to Fiscal Year 2013
The cost of maintenance and support revenue for fiscal year 2014, as compared to fiscal year 2013, was essentially flat. Gross margins increased 2.2 percentage points driven by cost improvements in all of our businesses.
Research and Development Expense
Research and development expense primarily consists of salaries, benefits, and overhead relating to engineering staff as well as third party engineering costs. The following table shows research and development expense, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Research and development expense	$310.3	$338.5	$289.2	(8.3)%	17.0%
As a percentage of total revenues	16.1%	17.6%	15.6%

Fiscal Year 2015 Compared to Fiscal Year 2014
Research and development expense for fiscal year 2015 decreased $28.2 million, as compared to fiscal year 2014. The decrease was primarily attributable to a reduction of $17.2 million in costs associated with the expiration of collaboration agreements. In addition, compensation costs, including stock-based compensation, decreased $7.9 million as we benefited from our cost-savings initiatives including the impact from our restructuring plan executed during the third quarter of fiscal year 2015 and our on-going efforts to move costs to lower-cost countries during the fiscal year.
Fiscal Year 2014 Compared to Fiscal Year 2013
Research and development expense for fiscal year 2014 increased $49.3 million, as compared to fiscal year 2013. The increase was primarily attributable to a $35.8 million increase in compensation expense, driven by headcount growth, including additional headcount from our recent acquisitions. We have increased investment in research and development to fund cloud-based speech systems and natural language understanding advancement to extend our technology capabilities. In addition, stock-based compensation increased $12.1 million. Performance-based awards and annual bonuses were lower in the prior year as a result of weaker than planned operating results.
Sales and Marketing Expense
Sales and marketing expense includes salaries and benefits, commissions, advertising, direct mail, public relations, tradeshow costs and other costs of marketing programs, travel expenses associated with our sales organization and overhead. The following table shows sales and marketing expense, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Sales and marketing expense	$410.9	$424.5	$419.7	(3.2)%	1.1%
As a percentage of total revenues	21.3%	22.1%	22.6%

Fiscal Year 2015 Compared to Fiscal Year 2014

Sales and marketing expense for fiscal year 2015 decreased $13.6 million, as compared to fiscal year 2014. The decrease was primarily attributable to a $19.7 million decrease in marketing and channel program spending and a $3.1 million decrease in stock-based compensation expense driven by lower headcount. These decreases were partially offset by an increase of $8.0 million in expense for exclusive commercialization rights under a collaboration agreement.
Fiscal Year 2014 Compared to Fiscal Year 2013
Sales and marketing expense for fiscal year 2014 increased $4.8 million, as compared to fiscal year 2013. The increase in sales and marketing expense was primarily attributable to a $14.5 million increase in compensation expense, including commission expense. The increase in compensation expense was driven primarily by headcount growth, including additional headcount from our recent acquisitions. The increase was offset by a decrease of $4.5 million in stock-based compensation expense, a decrease of $3.5 million in marketing and channel program spending and a decrease of $1.5 million in travel expenses.
General and Administrative Expense
General and administrative expense primarily consists of personnel costs for administration, finance, human resources, general management, fees for external professional advisers including accountants and attorneys, and provisions for doubtful accounts. The following table shows general and administrative expense, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
General and administrative expense	$182.5	$184.7	$180.0	(1.2)%	2.6%
As a percentage of total revenues	9.5%	9.6%	9.7%

Fiscal Year 2015 Compared to Fiscal Year 2014
General and administrative expense for fiscal year 2015 decreased $2.2 million, as compared to fiscal year 2014. The decrease was primarily attributable to a $9.5 million decrease in compensation costs, including stock-based compensation, as we benefited from our cost-savings initiatives including the impact from our restructuring plan executed during the third quarter of fiscal year 2015 as well as our on-going efforts to move costs to lower-cost countries during the fiscal year. The decrease in expense was partially offset by a $5.8 million increase in consulting and professional services fees.
Fiscal Year 2014 Compared to Fiscal Year 2013
General and administrative expense for fiscal year 2014 increased $4.7 million, as compared to fiscal year 2013. The increase was primarily attributable to a $12.1 million increase in stock-based compensation expense offset by lower expense of $5.5 million in professional services fees and $5.0 million in charitable contribution expense. Performance-based awards and annual bonuses were lower in the prior year as a result of weaker than planned operating results.
Amortization of Intangible Assets
Amortization of acquired patents and core and completed technology are included in cost of revenue and the amortization of acquired customer and contractual relationships, non-compete agreements, acquired trade names and trademarks, and other intangibles are included in operating expenses. Customer relationships are amortized on an accelerated basis based upon the pattern in which the economic benefits of the customer relationships are being realized. Other identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense was recorded as follows (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Cost of revenue	$63.6	$61.0	$63.6	4.3%	(4.1)%
Operating expense	104.6	109.1	105.3	(4.1)%	3.6%
Total amortization expense	$168.2	$170.1	$168.9	(1.1)%	0.7%
As a percentage of total revenues	8.7%	8.8%	9.1%
Fiscal Year 2015 Compared to Fiscal Year 2014
Amortization of intangible assets expense for fiscal year 2015 decreased $1.9 million, as compared to fiscal year 2014. The decrease in amortization of intangible assets during fiscal year 2015 was primarily attributable to certain intangible assets becoming fully amortized in the period, partially offset by an increase in amortization attributable to acquired patent and technology assets during fiscal year 2015.
Based on our balance of amortizable intangible assets as of September 30, 2015, and assuming no impairment or change in useful lives, we expect amortization of intangible assets for fiscal year 2016 to be approximately $166.5 million.
Fiscal Year 2014 Compared to Fiscal Year 2013
Amortization of intangible assets expense for fiscal year 2014 increased $1.2 million, as compared to fiscal year 2013. The increase was primarily attributable to the amortization of acquired intangible assets from our acquisitions during the period that have higher relative allocations of fair value to customer relationships. The decrease in amortization of intangible assets in our cost of revenue for the year ended September 30, 2014 was primarily attributable to certain intangible assets becoming fully amortized in the period.
Acquisition-Related Costs, Net
Acquisition-related costs include costs related to business and other acquisitions, including potential acquisitions. These costs consist of (i) transition and integration costs, including retention payments, transitional employee costs and earn-out payments treated as compensation expense, as well as the costs of integration-related activities including services provided by third-parties; (ii) professional service fees, including third party costs related to the acquisitions, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities; and (iii) adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended. Acquisition-related costs were recorded as follows (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Transition and integration costs	$10.1	$25.3	$28.3	(60.1)%	(10.6)%
Professional service fees	8.4	9.9	20.4	(15.2)%	(51.5)%
Acquisition-related adjustments	(4.1)	(11.0)	(19.0)	(62.7)%	(42.1)%
Total Acquisition-related costs, net	$14.4	$24.2	$29.7	(40.5)%	(18.5)%
As a percentage of total revenue	0.7%	1.3%	1.6%

Fiscal Year 2015 Compared to Fiscal Year 2014
Acquisition-related costs, net for fiscal year 2015 decreased $9.8 million, as compared to fiscal year 2014. Fiscal year 2014 transition and integration costs include acquisition related contingent payments that were accounted for as compensation expense. In addition, fiscal year 2014 acquisition-related adjustments includes income of $7.7 million related to the elimination of contingent liabilities established in the original allocation of purchase price for acquisitions closed in fiscal years 2008 and 2007 following the expiration of the applicable statute of limitations.
Fiscal Year 2014 Compared to Fiscal Year 2013
Acquisition-related costs, net for fiscal year 2014 decreased $5.5 million, as compared to fiscal year 2013. Professional service fees decreased $10.5 million as a result of our strategy to slow the pace and reduce the size of acquisitions in fiscal year 2014. Included in acquisition-related adjustments for the years ended September 30, 2014 and 2013, is income of $7.7 million and $17.8 million related to the elimination of contingent liabilities established in the original allocation of purchase price for acquisitions closed in fiscal years 2008 and 2007, respectively, following the expiration of the applicable statute of limitations. As a result, we have eliminated these contingent liabilities, and included the adjustment in acquisition-related costs, net in our consolidated statements of operations in the applicable period.
Restructuring and Other Charges, Net
Restructuring and other charges, net include restructuring expenses together with other charges that are unusual in nature and are the result of unplanned events, and arise outside of the ordinary course of continuing operations. Restructuring expenses consist of employee severance costs and may also include charges for excess facility space and other contract termination costs. Other charges may include gains or losses on non-controlling strategic equity interests, litigation contingency reserves and gains or losses on the sale or disposition of certain non-strategic assets or product lines.

Restructuring and other charges, net by segment in fiscal years 2015, 2014 and 2013 are as follows (dollars in millions):

	Personnel	Facilities	Total Restructuring	Other Charges	Total
Fiscal Year 2013
Healthcare	$1.7	$0.8	$2.5	$0.3	$2.8
Mobile	4.1	0.7	4.9	—	4.9
Enterprise	3.9	—	3.9	—	3.9
Imaging	1.4	0.1	1.4	—	1.4
Corporate	4.1	0.1	4.2	(0.8)	3.4
Total fiscal year 2013	$15.3	$1.6	$16.9	$(0.5)	$16.4

Fiscal Year 2014
Healthcare	$2.4	$—	$2.4	$(0.1)	$2.3
Mobile	1.4	0.6	2.1	—	2.1
Enterprise	5.6	—	5.6	—	5.6
Imaging	2.7	0.1	2.8	—	2.8
Corporate	1.2	2.5	3.7	3.0	6.7
Total fiscal year 2014	$13.3	$3.2	$16.5	$2.9	$19.4

Fiscal Year 2015
Healthcare	$0.5	$0.6	$1.1	$—	$1.1
Mobile	3.0	2.9	5.8	3.3	9.1
Enterprise	1.1	0.1	1.2	—	1.2
Imaging	2.0	1.8	3.9	—	3.9
Corporate	1.9	4.2	6.0	2.3	8.3
Total fiscal year 2015	$8.5	$9.6	$18.0	$5.6	$23.7
For fiscal year 2015, we recorded restructuring charges of $18.0 million. The restructuring charges included $8.5 million for severance related to the reduction of approximately 200 employees as part of our initiatives to reduce costs and optimize processes as well as the reduction of approximately 60 employees that eliminated duplicative positions resulting from acquisitions in fiscal year 2014. The restructuring charges also included a $9.6 million charge for the closure of certain excess facility space, including facilities acquired from acquisitions. In addition, during fiscal year 2015, we have recorded certain other charges that totaled $5.6 million for the impairment of certain long-lived assets as a result of our strategic realignment of our product portfolio and litigation contingency reserves.
For fiscal year 2014, we recorded net restructuring charges of $16.5 million, which included a $13.3 million severance charge related to the reduction of headcount by approximately 250 employees across multiple functions including the impact of eliminating duplicative positions resulting from acquisitions, and $3.2 million primarily resulting from the restructuring of facilities that will no longer be utilized. In addition, during fiscal year 2014, we have recorded certain other charges that totaled $2.9 million primarily for litigation contingency reserves.
For fiscal year 2013, we recorded net restructuring charges of $16.9 million, which included a $15.3 million severance charge related to the reduction of headcount by approximately 300 employees across multiple functions. In addition to the restructuring charges, we recorded a net gain of $0.5 million primarily related to the sale of two immaterial product lines.

Other Expense, Net
Other expense, net consists of interest income, interest expense, gain (loss) from security price guarantee derivatives, gain (loss) from foreign exchange, and gain (loss) from other non-operating activities. The following table shows other expense, net, in dollars and as a percentage of total revenues (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Interest income	$2.6	$2.3	$1.6	13.0%	43.8%
Interest expense	(118.6)	(132.7)	(137.8)	(10.6)%	(3.7)%
Other expense, net	(19.5)	(3.3)	(9.0)	490.9%	(63.3)%
Total other expense, net	$(135.5)	$(133.7)	$(145.2)
As a percentage of total revenue	(7.0)%	(7.0)%	(7.8)%

Fiscal Year 2015 Compared to Fiscal Year 2014
Total other expense for fiscal year 2015 increased $1.8 million, as compared to fiscal year 2014. The net increase in expense was driven by a $17.7 million loss on extinguishment of debt resulting from the partial exchange of our 2031 debentures in fiscal year 2015, offset by the reduction in interest expense due to the redemption of the $250.0 million 2.75% convertible debentures in the fourth quarter of fiscal year 2014.
Fiscal Year 2014 Compared to Fiscal Year 2013
Total other expense for fiscal year 2014 decreased $11.5 million, as compared to fiscal year 2013. The net decrease was driven by a $5.1 million decrease in interest expense and a $2.2 million decrease in the loss related to our security price guarantees as compared to the prior year.
Provision (Benefit) for Income Taxes
The following table shows the provision (benefit) for income taxes and the effective income tax rate (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Provision (benefit) for income taxes	$34.5	$(4.7)	$18.6	(834.0)%	(125.3)%
Effective income tax rate	(42.9)%	3.0%	(19.2)%
Our effective income tax rate is influenced by the level and mix of earnings and losses by taxing jurisdiction in combination with the applicable differences between U.S. and foreign tax rates. Accordingly, changes in the jurisdictional mix of pre-tax income in the current year can result in pre-tax income being higher or lower than the prior year in countries with lower statutory tax rates, which causes our effective income tax rate to fluctuate. The impact of such changes could be meaningful in countries with statutory income tax rates that are significantly lower than the U.S. statutory income tax rate of 35%. Our international headquarters is located in Dublin, Ireland and is our principal entity selling to customers in countries outside of North America and Japan. The international right to use U.S.-owned intellectual property resides with our Irish headquarters entity. While our Ireland subsidiaries make royalty and other payments to the United States, the majority of profits earned by the Irish entities are retained offshore to fund our future growth in Europe, the Middle East, Africa and the Asia Pacific regions. In future periods, if our foreign profits grow, we expect substantially all of our income before income taxes from foreign operations will be earned in Ireland. The statutory rate related to our Ireland profits is lower than the U.S., statutory rate and as a result we would expect our effective tax rate to decrease as profits in Ireland increase.
Fiscal Year 2015 Compared to Fiscal Year 2014
Our effective income tax rate was approximately (42.9)% in fiscal year 2015, compared to approximately 3.0% in fiscal year 2014. Provision for income taxes increased $39.2 million in fiscal year 2015 as compared to fiscal year 2014 due to a non-recurring release of domestic valuation allowance totaling $31.2 million recorded in fiscal year 2014 in connection with our recording of acquired deferred tax liabilities established in purchase accounting. In addition, our mix of pre-tax income in each year impacts our provision for income taxes.

Fiscal Year 2014 Compared to Fiscal Year 2013
Our effective income tax rate was approximately 3.0% in fiscal year 2014, compared to approximately (19.2)% in fiscal year 2013. Provision for income taxes decreased $23.3 million in fiscal year 2014 as compared to fiscal year 2013. In fiscal year 2014, we recorded a non-recurring release of domestic valuation allowance totaling $31.2 million in connection with our recording of acquired deferred tax liabilities established in purchase accounting. In addition, the effective income tax rate in fiscal year 2014 was impacted by our foreign operations which are subject to a significantly lower tax rate than the U.S. statutory tax rate, driven primarily by our subsidiaries in Ireland.
The effective income tax rate was also impacted by our foreign operations which are subject to a significantly lower tax rate than the U.S. statutory tax rate. This rate differential is driven by our subsidiaries in Ireland. In fiscal year 2013, this lower foreign tax rate differential was offset by the impact of the transfer of intangible property between certain of our foreign subsidiaries with significantly different local statutory tax rates. Although the transfer of intangible property between consolidated entities did not result in any gain in the consolidated results of operations, we generated a taxable gain in certain jurisdictions. The future tax deductions associated with the amortization of the transferred intangibles will be generated in a jurisdiction that will not generate an offsetting tax benefit in future periods. (See Note 18 of our Notes to Consolidated Financial Statements.)

SEGMENT ANALYSIS
We operate in, and report financial information for, the following four reportable segments: Healthcare, Mobile, Enterprise, and Imaging. Segment profit is an important measure used for evaluating performance and for decision-making purposes and reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income (loss) from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other expense, net and certain unallocated corporate expenses. We believe that these adjustments allow for more complete comparisons to the financial results of the historical operations.
In October 2015, we reorganized the organizational management and oversight of our Dragon Consumer ("DNS") business, which was previously reported within our Mobile segment and has now been moved into our Healthcare segment. In addition, we renamed our Mobile and Consumer segment to Mobile segment. In October 2014, we realigned our product portfolio which resulted in a change in the composition of our Mobile and Enterprise reporting units. Accordingly, the segment results in prior periods have been reclassified to conform to the current period segment reporting presentation.

The following table presents segment results (dollars in millions):

	Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	% Change 2015 vs. 2014	% Change 2014 vs. 2013
Segment Revenues(a)
Healthcare	$1,000.8	$1,020.4	$1,000.5	(1.9)%	2.0%
Mobile	391.2	363.3	372.6	7.7%	(2.5)%
Enterprise	349.3	367.1	341.1	(4.8)%	7.6%
Imaging	237.7	236.3	243.4	0.6%	(2.9)%
Total segment revenues	$1,979.1	$1,987.1	$1,957.6	(0.4)%	1.5%
Less: acquisition related revenue adjustments	(47.9)	(63.6)	(102.4)	(24.7)%	(37.9)%
Total revenues	$1,931.1	$1,923.5	$1,855.3	0.4%	3.7%
Segment Profit
Healthcare	$343.0	$346.1	$363.5	(0.9)%	(4.8)%
Mobile	105.7	69.9	120.4	51.2%	(41.9)%
Enterprise	92.4	88.1	90.3	4.9%	(2.4)%
Imaging	89.3	89.1	98.2	0.2%	(9.3)%
Total segment profit	$630.5	$593.1	$672.3	6.3%	(11.8)%
Segment Profit Margin
Healthcare	34.3%	33.9%	36.3%	0.4	(2.4)
Mobile	27.0%	19.2%	32.3%	7.8	(13.1)
Enterprise	26.5%	24.0%	26.5%	2.5	(2.5)
Imaging	37.6%	37.7%	40.3%	(0.1)	(2.6)
Total segment profit margin	31.9%	29.8%	34.3%	2.1	(4.5)

(a)
Segment revenues differ from reported revenues due to certain revenue adjustments related to acquisitions that would otherwise have been recognized but for the purchase accounting treatment of the business combinations. Segment revenues also include revenue that the business would have otherwise recognized had we not acquired intellectual property and other assets from the same customer. These revenues are included to allow for more complete comparisons to the financial results of historical operations and in evaluating management performance.

Segment Revenues

Fiscal Year 2015 Compared to Fiscal Year 2014

•
Healthcare segment revenues decreased $19.6 million for the year ended September 30, 2015, as compared to the year ended September 30, 2014. Maintenance and support revenue increased $11.1 million driven by strong renewals in Dragon Medical. Product and licensing revenue decreased $29.7 million driven by lower revenue from our Dragon Medical solutions as we continue to see a shift toward a term-licensing model and decreased sales from Dragon desktop consumer solutions. Professional services and hosting revenue decreased $1.0 million primarily driven by an increase of $7.3 million in professional services from both of our CDI and coding solutions and Diagnostic solutions, offset by a $8.3 million decrease in hosting revenue as we continue to experience some erosion of revenue in our transcription services.

•
Mobile segment revenues increased $27.9 million for the year ended September 30, 2015, as compared to the year ended September 30, 2014. Professional services and hosting revenue increased $18.7 million driven primarily by growth in our mobile connected services. Product and licensing revenue increased $12.6 million driven by sales increase of automotive business. Maintenance and support revenue decreased $3.4 million resulting from a decrease in sales of our embedded licenses as the device market continues to consolidate.

•
Enterprise segment revenues decreased $17.8 million for the year ended September 30, 2015, as compared to the year ended September 30, 2014. Professional services and hosting revenues decreased $17.5 million driven by lower sales in customer care OnPremise implementations which has been challenged by customers' growing preference for on-demand implementation.

•
Imaging segment revenues increased $1.4 million for the year ended September 30, 2015, as compared to the year ended September 30, 2014, primarily driven by revenues from a recent acquisition, partially offset by continued declines in our desktop product sales.

Fiscal Year 2014 Compared to Fiscal Year 2013

•
Healthcare segment revenues increased $19.9 million for the year ended September 30, 2014, as compared to the year ended September 30, 2013. Maintenance and support revenue increased $10.9 million driven by strong renewals related to our Dragon Medical licenses. Professional services and hosting revenue increased $9.9 million due to acquisitions adding $18.8 million in revenues, offset by the negative impact from the continued erosion resulting from customers' migration to electronic medical records. Product and licensing revenue decreased $0.9 million driven by an $11.5 million decrease in sales of our Dragon desktop consumer products due to an overall weakness in desktop software sales, which was offset by higher sales in Dragon Medical licenses.

•
Mobile segment revenues decreased $9.3 million for the year ended September 30, 2014, as compared to the year ended September 30, 2013. Product and licensing revenue declined $25.8 million, driven by a decrease in embedded license sales in our device business, as our markets and customers continued to shift toward on-demand and ratable pricing models. Professional services and hosting revenue increased $15.1 million driven primarily by our recent acquisitions.

•
Enterprise segment revenues increased $26.0 million for the year ended September 30, 2014, as compared to the year ended September 30, 2013. Professional services and hosting revenue increased $47.2 million driven by our recent acquisitions. Product and licensing revenue decreased $29.1 million as a result of lower sales of our on-premise solutions. Maintenance and support revenue increased $7.9 million driven by strong renewals related to our on-premise solutions.

•
Imaging segment revenues decreased $7.1 million for the year ended September 30, 2014, as compared to the year ended September 30, 2013, as a result of a decrease of $19.7 million in product and licensing revenue due to lower sales of our multi-functional peripheral products as well as reduced demand for packaged software, offset by a $10.2 million increase in maintenance and support revenue.

Segment Profit

Fiscal Year 2015 Compared to Fiscal Year 2014

•
Healthcare segment profit for the year ended September 30, 2015 decreased 0.9% from the same period last year, primarily driven by increased research and development. Segment profit margin increased 0.4 percentage points, from 33.9% for the same period last year to 34.3% during the current period. The increase in segment profit margin was primarily driven by a 1.0 percentage points margin improvement resulting from lower sales and marketing expense offset by a decrease of 0.7 percentage points in margin due to increased research and development spending driven by incremental costs associated with a collaboration agreement.

•
Mobile segment profit for the year ended September 30, 2015 increased 51.2% from the same period last year, primarily driven by increased revenues and lower operating expenses. Segment profit margin increased 7.8 percentage points, from 19.2% for the same period last year to 27.0% during the current period. The increase in segment profit margin was primarily driven by our cost savings and process optimization initiatives with improvements of 4.0 percentage points related to decreased research and development spending, 2.0 percentage points related to lower sales and marketing expenses, and 1.8 percentage points in gross margin improvement.

•
Enterprise segment profit for the year ended September 30, 2015 increased 4.9% from the same period last year, driven by lower operating expense partially offset by impact from lower revenues. Segment profit margin increased 2.5 percentage points, from 24.0% for the same period last year to 26.5% in the current period. The increase in segment profit margin was primarily driven by our cost savings and process optimization initiatives with improvements of 1.0 percentage point due to higher segment gross margins, 1.0 percentage point due to lower sales and marketing expenses and 0.5 percentage point due to decreased research and development spending.

•
Imaging segment profit for the year ended September 30, 2015 increased 0.2% from the same period last year, driven by improved gross profit partially offset by higher sales and marketing expenses. Segment profit margin decreased 0.1 percentage point, from 37.7% for the same period last year to of 37.6% during the current period.

Fiscal Year 2014 Compared to Fiscal Year 2013

•
Healthcare segment profit for the year ended September 30, 2014 decreased 4.8% from the same period last year, primarily driven by increased costs from growth in sales of our on-demand solutions and increased investments in research and development. Segment profit margin decreased 2.4 percentage points, from 36.3% for the same period last year to 33.9% during the current period. The decrease in segment profit margin was primarily driven by a decrease of 1.8 percentage points in segment gross margin due to higher transcription related costs. In addition, segment profit margin decreased 2.4 percentage points due to increased investments in research and development to support innovation and new product launches.

•
Mobile segment profit for the year ended September 30, 2014 decreased 41.9% from the same period last year, primarily driven by lower product and licensing revenue, increased costs to support the growth of our on-demand services and increased investments in research and development. Segment profit margin decreased 13.1 percentage points, from 32.3% for the same period last year to 19.2% during the current period. The decrease in segment profit margin was primarily driven by a 7.4 percentage point decrease in segment gross margin as our markets and customers continued to shift from embedded to on-demand solutions, driving increased costs to deploy large custom solutions for key customers, as well as a 6.0 percentage point increase in research and development spending related to acquisitions and investments to support cloud-based speech systems and natural language understanding advancements.

•
Enterprise segment profit for the year ended September 30, 2014 decreased 2.4% from the same period last year, driven by higher professional services and hosting revenue from our recent acquisitions. Segment profit margin decreased 2.5 percentage points, from 26.5% for the same period last year to 24.0% in the current period. The decrease in segment profit margin was driven by the decline in segment gross margin as a result of lower product and licensing sales.

•
Imaging segment profit for the year ended September 30, 2014 decreased 9.3% from the same period last year, driven by lower product and licensing sales. Segment profit margin decreased 2.6 percentage points, from 40.3% for the same period last year to 37.7% during the current period. The decrease in segment profit margin was primarily driven by increased sales and marketing spending to support new product launches.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents and marketable securities totaled $568.8 million as of September 30, 2015, a decrease of $19.4 million as compared to $588.2 million as of September 30, 2014. Our working capital at September 30, 2015 was $360.2 million compared to $466.5 million of working capital at September 30, 2014. As of September 30, 2015, our total accumulated deficit was $750.4 million. We do not expect our accumulated deficit to impact our future ability to operate the business given our strong cash and operating cash flow positions.
Cash and cash equivalents and marketable securities held by our international operations totaled $164.2 million and $71.5 million at September 30, 2015 and 2014, respectively. We utilize a variety of financing strategies to ensure that our worldwide cash is available in the locations in which it is needed. We expect the cash held overseas will continue to be used for our international operations, and that we will meet U.S. liquidity needs through future cash flows, use of U.S. cash balances, external borrowings, or some combination of these sources and therefore do not anticipate repatriating these funds.
We believe our current cash and cash equivalents are sufficient to meet our operating needs for at least the next 12 months.
Cash provided by operating activities
Fiscal Year 2015 Compared to Fiscal Year 2014
Cash provided by operating activities for fiscal year 2015 was $487.6 million, an increase of $129.5 million, or 36%, as compared to cash provided by operating activities of $358.1 million for fiscal year 2014. The net increase was primarily driven by the following factors:

•	An increase of $94.8 million in cash flows resulting from a lower net loss, exclusive of non-cash adjustment items;

•
An increase of $41.3 million in cash flows generated by changes in working capital excluding deferred revenue. The increase in cash inflows was driven cash generation from accounts receivables due to 9 days of DSO improvement; and

•
Offset by a decrease in cash inflows of $6.7 million from deferred revenue. Deferred revenue continues to grow contributing cash inflow of $135.2 million in fiscal year 2015, as compared to $141.8 million in fiscal year 2014. The deferred revenue growth in fiscal year 2015 was driven primarily by mobile connected services and maintenance and support contracts.
Fiscal Year 2014 Compared to Fiscal Year 2013
Cash provided by operating activities for fiscal year 2014 was $358.1 million, a decrease of $36.9 million, or 9%, as compared to cash provided by operating activities of $395.0 million for fiscal year 2013. The net decrease was primarily driven by the following factors:

•	A decrease of $13.3 million in cash flows resulting from higher net loss, exclusive of non-cash adjustment items;

•	A decrease of $80.7 million in cash flows generated by changes in working capital excluding deferred revenue; and

•
Offset by an increase in cash inflows of $57.2 million from an overall increase in deferred revenue. The increase in deferred revenue was primarily attributable to continued growth in new mobile on-demand service offerings where a portion of the fees are collected upfront, and recognized as revenue over the life of the contract. Healthcare deferred revenue has also increased reflecting the shift to term-based licenses.

Cash used in investing activities
Fiscal Year 2015 Compared to Fiscal Year 2014
Cash used in investing activities for fiscal year 2015 was $206.1 million, a decrease of $104.9 million, or 34%, as compared to cash used in investing activities of $311.0 million for fiscal year 2014. The net decrease was primarily driven by the following factors:

•	A decrease in cash outflows of $169.7 million for business and technology acquisitions;

•	An increase in cash inflows of $18.9 million from the sales and maturities of marketable securities and other investments; and

•	Offset by an increase in cash outflows of $86.1 million for purchases of marketable securities and other investments.
Fiscal Year 2014 Compared to Fiscal Year 2013
Cash used in investing activities for fiscal year 2014 was $311.0 million, a decrease of $383.0 million, or 55%, as compared to cash used in investing activities of $693.9 million for fiscal year 2013. The net decrease was primarily driven by the following factors:

•	A decrease in cash outflows of $354.7 million for business and technology acquisitions; and

•
Offset by an increase in cash outflows of $23.2 million from purchases of marketable securities and other investments and an increase in cash inflows of $56.2 million from the sales and maturities of marketable securities and other investments.

Cash used in financing activities
Fiscal Year 2015 Compared to Fiscal Year 2014
Cash used in financing activities for fiscal year 2015 was $341.2 million, an increase of $34.0 million, or 11%, as compared to cash used in financing activities of $307.2 million for fiscal year 2014. The net increase was primarily driven by the following factors:

•
An increase in cash outflows of $271.8 million related to our share repurchase program. We repurchased 19.8 million shares of our common stock for total cash outflows of $298.3 million in fiscal year 2015 as compared to 1.6 million shares of our common stock for total cash outflows of $26.5 million in fiscal year 2014;

•
An increase in cash outflows of $17.4 million as a result of higher cash payments required to net share settle employee equity awards due to an increase in vesting during fiscal year 2015 as compared to fiscal year 2014;

•
An increase in cash outflows of $6.0 million for the payment of long-term debt. The fiscal year 2015 activity included extinguishment on part of our 2031 Debentures for $256.2 million in exchange for $263.9 million of our new 2035 Debentures. The fiscal year 2014 activity included the redemption of the 2027 Debentures for $250.0 million; and

•	Offset by an increase in cash inflows of $253.2 million from the issuance of the 2035 Debentures, net of issuance costs in fiscal year 2015.
Fiscal Year 2014 Compared to Fiscal Year 2013
Cash used in financing activities for fiscal year 2014 was $307.2 million, an increase of $286.5 million, or 1,387%, as compared to cash used in financing activities of $20.7 million for fiscal year 2013. The net increase was primarily driven by the following factors:

•
A decrease in cash inflows of $625.2 million from proceeds of debt issuances. Fiscal year 2013 activities included proceeds of $351.7 million of Senior Notes due in 2020 issued in the first quarter of fiscal year 2013 together with $277.1 million related to the amendment of our Credit Facility in August 2013;

•
Offset by a decrease in cash outflows of $170.6 million for the payment of long-term debt. The fiscal year 2014 activity included the redemption of the 2027 Debentures for $250.0 million. Fiscal year 2013 activities included payments of $277.1 million related to the amendment of our Credit Facility in August 2013 and $143.5 million related to on our term loan in October 2012;

•
A decrease in cash outflows of $157.9 million related to our share repurchase program. We repurchased 1.6 million shares of our common stock for total cash outflows of $26.5 million in fiscal year 2014 as compared to 9.8 million shares of our common stock for total cash outflows of $184.4 million in fiscal year 2013; and

•
A decrease in cash outflows of $20.4 million as a result of lower cash payments required to net share settle employee equity awards, due to our lower stock price during fiscal year 2014 as compared to fiscal year 2013.

Credit Facilities and Debt
1.50% Convertible Debentures due 2035
In June 2015, we issued $263.9 million in aggregate principal amount of 1.50% Senior Convertible Debentures due in 2035 (the “2035 Debentures”) in exchange for $256.2 million in aggregate principal amount of our 2.75% Senior Convertible Debentures due in 2031 (the “2031 Debentures”). Total proceeds, net of debt issuance costs, were $253.2 million. The 2035 Debentures were issued at 97.09% of the principal amount, which resulted in a discount of $7.7 million. The 2035 Debentures bear interest at 1.50% per year, payable in cash semi-annually in arrears, beginning on November 1, 2015. In addition to ordinary interest and default additional interest, beginning with the semi-annual interest period commencing on November 1, 2021, contingent interest will accrue during any regular semi-annual interest period where the average trading price of our 2035 Debentures for the ten trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of our 2035 Debentures, in which case, contingent interest will accrue at a rate of 0.50% per annum of such average trading price. The 2035 Debentures mature on November 1, 2035, subject to the right of the holders to require us to redeem the 2035 Debentures on November 1, 2021, 2026, or 2031. The 2035 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2035 Debentures. The 2035 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 2035 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. The guidance requires the carrying amount of the liability component to be estimated by measuring the fair value of a similar liability that does not have an associated conversion feature and record the remainder in stockholders’ equity. At issuance, we allocated $208.6 million to long-term debt, and $55.3 million has been recorded as additional paid-in capital. The aggregate debt discount of $63.0 million is being amortized to interest expense using the effective interest rate method through November 2021. As of September 30, 2015, the ending unamortized discount was $60.5 million and the ending unamortized deferred debt issuance costs were $2.3 million.
If converted, the principal amount of the 2035 Debentures is payable in cash and any amounts payable in excess of the principal amount, will (based on an initial conversion rate, which represents an initial conversion price of approximately $23.26 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) prior to May 1, 2035, on any date during any fiscal quarter beginning after September 30, 2015 (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 2035 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 2035 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2035. Additionally, we may redeem the 2035 Debentures, in whole or in part, on or after November 5, 2021 for cash at a price equal to 100% of the principal amount of the 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. Each holder shall have the right, at such holder’s option, to require us to repurchase all or any portion of the 2035 Debentures held by such holder on November 1, 2021, November 1, 2026, or November 1, 2031 at par plus accrued and unpaid interest. Upon repurchase, we will pay the principal amount in cash and any amounts payable in excess of the principal amount will be paid in cash or shares of our common stock, at our election, with the exception that we may not elect to pay cash in lieu of more than 80% of the number of our common shares we would be obligated to deliver. If we undergo a fundamental change (as described in the indenture for the 2035 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the 2035 Debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2015, none of the conversion criteria were met for the 2035 Debentures. If the conversion criteria were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
5.375% Senior Notes due 2020
On August 14, 2012, we issued $700 million aggregate principal amount of 5.375% Senior Notes due on August 15, 2020 in a private placement. The net proceeds from the Notes were approximately $689.1 million, net of issuance costs. The Notes bear interest at 5.375% per year, payable in cash semi-annually in arrears. As of September 30, 2015 and 2014, the ending unamortized premium was $3.8 million and $4.6 million, respectively, and the ending unamortized deferred debt issuance costs were $9.2 million and $11.1 million, respectively.
On October 22, 2012, we issued an additional $350.0 million aggregate principal amount of our 5.375% Senior Notes due 2020 (the "Notes"). The Notes were issued pursuant to the indenture agreement dated August 14, 2012, relating to our existing $700 million aggregate principal amount of 5.375% Senior Notes due in 2020. Total proceeds received, net of issuance costs, were $351.7 million.
The Notes are our unsecured senior obligations and are guaranteed (the “Guarantees”) on an unsecured senior basis by substantially all of our direct and indirect wholly owned domestic subsidiaries (the “Subsidiary Guarantors”). The Notes and Guarantees rank equally in right of payment with all of our and the Subsidiary Guarantors' existing and future unsecured senior debt and rank senior in right of payment to all of our and the Subsidiary Guarantors' future unsecured subordinated debt. The Notes and Guarantees effectively rank junior to all secured debt of our and the Subsidiary Guarantors to the extent of the value of the collateral securing such debt and to all liabilities, including trade payables, of our subsidiaries that have not guaranteed the Notes.
At any time before August 15, 2016, we may redeem all or a portion of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest to, but excluding, the redemption date. At any time on or after August 15, 2016, we may redeem all or a portion of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.
Upon the occurrence of certain asset sales or a change in control, we must offer to repurchase the Notes at a price equal to 100%, in the case of an asset sale, or 101%, in the case of a change of control, of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date.
2.75% Convertible Debentures due 2031
On October 24, 2011, we sold $690.0 million of 2.75% Convertible Debentures due in 2031 (the “2031 Debentures”) in a private placement. Total proceeds, net of debt issuance costs, were $676.1 million. The 2031 Debentures bear interest at 2.75% per year, payable in cash semi-annually in arrears. The 2031 Debentures mature on November 1, 2031, subject to the right of the holders to require us to redeem the 2031 Debentures on November 1, 2017, 2021, and 2026. The 2031 Debentures are general senior unsecured obligations and rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the 2031 Debentures. The 2031 Debentures will be effectively subordinated to indebtedness and other liabilities of our subsidiaries.
We account separately for the liability and equity components of the 2031 Debentures in accordance with authoritative guidance for convertible debt instruments that may be settled in cash upon conversion. We initially allocated $533.6 million to long-term debt, and $156.4 million has been recorded as additional paid-in capital.

In June 2015, we entered into separate privately negotiated agreements with certain holders of our 2031 Debentures to exchange, in a private placement, $256.2 million in aggregate principal amount of our 2031 Debentures for approximately $263.9 million in aggregate principal amount of our new 2035 Debentures. In accordance with the authoritative guidance for convertible debt instruments, a loss on extinguishment is equal to the difference between the reacquisition price and the net carrying amount of the extinguished debt for our 2031 Debentures, including any unamortized debt discount or issuance costs, and $17.7 million was recorded in other expense, net, in the accompanying consolidated statements of operations. Following the closings of the exchange, $433.8 million in aggregate principal amount of our 2031 Debentures remain outstanding. The aggregate debt discount is being amortized to interest expense using the effective interest rate method through November 2017. As of September 30, 2015 and 2014, the ending unamortized discount was $39.1 million and $88.8 million, respectively, and the ending unamortized deferred debt issuance costs were $2.3 million and $5.5 million, respectively.
If converted, the principal amount of the 2031 Debentures is payable in cash and any amounts payable in excess of the principal amount will (based on an initial conversion rate, which represents an initial conversion price of approximately $32.30 per share, subject to adjustment) be paid in cash or shares of our common stock, at our election, only in the following circumstances and to the following extent: (i) on any date during any fiscal quarter (and only during such fiscal quarter) if the closing sale price of our common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (ii) during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the 2031 Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock multiplied by the then current conversion rate; (iii) upon the occurrence of specified corporate transactions, as described in the indenture for the 2031 Debentures; or (iv) at the option of the holder at any time on or after May 1, 2031. Additionally, we may redeem the 2031 Debentures, in whole or in part, on or after November 6, 2017 at par plus accrued and unpaid interest. Each holder shall have the right, at such holder's option, to require us to repurchase all or any portion of the 2031 Debentures held by such holder on November 1, 2017, November 1, 2021, and November 1, 2026 at par plus accrued and unpaid interest. If we undergo a fundamental change (as described in the indenture for the 2031 Debentures) prior to maturity, holders will have the option to require us to repurchase all or any portion of their debentures for cash at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest, including any additional interest to, but excluding, the repurchase date. As of September 30, 2015 and 2014, no conversion triggers were met. If the conversion triggers were met, we could be required to repay all or some of the aggregate principal amount in cash prior to the maturity date.
Credit Facility
As of September 30, 2015, the amended and restated credit agreement, entered into on August 7, 2013, includes a term loan, with a principal balance of $472.5 million, and a $75.0 million revolving credit line, including letters of credit (together, the "Credit Facility"). The term loans mature on August 7, 2019 and the revolving credit line matures on August 7, 2018. As of September 30, 2015, there were $6.3 million of letters of credit issued, and there were no other outstanding borrowings under the revolving credit line.
The term loans bear interest, at our option, at a base rate determined in accordance with the amended and restated credit agreement, plus a spread of 1.75%, or a LIBOR rate plus a spread of 2.75%. The revolving credit line bears interest, at our option, at a base rate determined in accordance with the amended and restated credit agreement, plus a spread of 0.50% to 0.75%, or a LIBOR rate plus a spread of 1.50% to 1.75%, in each case determined based on our consolidated net leverage ratio.
Under terms of the Credit Facility, interest is payable periodically at a rate equal to the applicable margin plus, at our option, either (a) the base rate which is the corporate base rate of Morgan Stanley, the Administrative Agent, or (b) LIBOR (equal to (i) the British Bankers’ Association Interest Settlement Rates for deposits in U.S. dollars divided by (ii) one minus the statutory reserves applicable to such borrowing). The applicable margin for the borrowings at September 30, 2015 is as follows:

Description	Base Rate Margin		LIBOR Margin
Term loans maturing August 2019	1.75%		2.75%
Revolving facility due August 2018	0.50% - 0.75%	(a)	1.50% - 1.75%	(a)

(a)	The margin is determined based on our net leverage ratio at the date the interest rates are reset on the revolving credit line.
At September 30, 2015, the applicable margins were 2.75%, with an effective rate of 2.95%, on the remaining term loans balance of $472.5 million maturing in August 2019. We are required to pay a commitment fee for unutilized commitments under the revolving credit line at a rate ranging from 0.250% to 0.375% per annum, based upon our leverage ratio. As of September 30, 2015, the commitment fee rate was 0.375%.

The Credit Facility contains covenants including, among other things, covenants that restrict our ability and those of our subsidiaries to incur certain additional indebtedness or issue guarantees, create or permit liens on assets, enter into sale-leaseback transactions, make loans or investments, sell assets, make certain acquisitions, pay dividends, repurchase stock, or merge or consolidate with any entity, and enter into certain transactions with affiliates. The agreement also contains events of default, including failure to make payments of principal or interest, failure to observe covenants, breaches of representations and warranties, defaults under certain other material indebtedness, failure to satisfy material judgments, a change of control and certain insolvency events. As of September 30, 2015, we were in compliance with the covenants under the Credit Facility. The covenants on our other long-term debt are less restrictive, and as of September 30, 2015, we were in compliance with the requirements of our other long-term debt.
We capitalized debt discount and issuance costs related to the Credit Facility and are amortizing the costs to interest expense using the effective interest rate method, through August 2018 for costs associated with the revolving credit line and through August 2019 for the remainder of the balance. As of September 30, 2015 and 2014, the ending unamortized discount was $0.8 million and $1.0 million, respectively, and the ending unamortized deferred debt issuance costs were $1.8 million and $2.4 million, respectively.
Principal payments on the term loan of $472.5 million are due in quarterly installments of $1.2 million through August 2019, at which point the remaining balance becomes due. In addition, an annual excess cash flow sweep, as defined in the Credit Facility, is payable in the first quarter of each fiscal year, based on the excess cash flow generated in the previous fiscal year. We have not generated excess cash flows in any period and no additional payments are required. We will continue to evaluate the extent to which a payment is due in the first quarter of future fiscal years based on excess cash flow generation. At the current time, we are unable to predict the amount of the outstanding principal, if any, that may be required to be repaid in future fiscal years pursuant to the excess cash flow sweep provisions. Any term loan borrowings not paid through the baseline repayment, the excess cash flow sweep, or any other mandatory or optional payments that we may make, will be repaid upon maturity. If only the baseline repayments are made, the annual aggregate principal amount of the term loans repaid would be as follows (dollars in thousands):

Year Ending September 30,	Amount
2016	$4,834
2017	4,834
2018	4,834
2019	458,040
Total	$472,542

Our obligations under the Credit Facility are unconditionally guaranteed by, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries. The Credit Facility and the guarantees thereof are secured by first priority liens and security interests in the following: 100% of the capital stock of substantially all of our domestic subsidiaries and 65% of the outstanding voting equity interests and 100% of the non-voting equity interests of significant first-tier foreign subsidiaries, all our material tangible and intangible assets and those of the guarantors, and any present and future intercompany debt. The Credit Facility also contains provisions for mandatory prepayments of outstanding term loans upon receipt of the following, and subject to certain exceptions: 100% of net cash proceeds from asset sales, 100% of net cash proceeds from issuance or incurrence of debt, and 100% of extraordinary receipts. We may voluntarily prepay borrowings under the Credit Facility without premium or penalty other than breakage costs, as defined with respect to LIBOR-based loans.

Share Repurchase Program
On April 29, 2013, our Board of Directors approved a share repurchase program for up to $500.0 million of our outstanding shares of common stock. On April 29, 2015, our Board of Directors approved an additional $500.0 million under our share repurchase program. We repurchased 19.8 million shares for $299.2 million during the fiscal year ended September 30, 2015 under the program. These shares were retired upon repurchase. Approximately $490.0 million remained available for stock repurchases as of September 30, 2015 pursuant to our stock repurchase program. Under the terms of the share repurchase program, we expect to continue to repurchase shares from time to time through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The timing and the amount of any purchases will be determined by management based on an evaluation of market conditions, capital allocation alternatives, and other factors. The share repurchase program does not require us to acquire any specific number of shares and may be modified, suspended, extended or terminated by us at any time without prior notice.

Off-Balance Sheet Arrangements, Contractual Obligations, Contingent Liabilities and Commitments
Contractual Obligations
The following table outlines our contractual payment obligations as of September 30, 2015 (dollars in millions):

	Payments Due by Fiscal Year Ended September 30,
Contractual Obligations	Total	2016	2017 and 2018	2019 and 2020	Thereafter
Credit Facility(1)	$472.5	$4.8	$9.6	$458.1	$—
Convertible Debentures(2)	697.7	—	433.8	—	263.9
Senior Notes	1,050.0	—	—	1,050.0	—
Interest payable on long-term debt(3)	392.9	86.4	167.4	133.2	5.9
Letter of Credit(4)	6.3	—	6.3	—	—
Lease obligations and other liabilities:
Operating leases	222.8	36.7	57.0	31.6	97.5
Operating leases under restructuring(5)	47.5	5.7	8.8	8.9	24.1
Purchase Commitments(6)	9.5	9.5	—	—	—
Total contractual cash obligations	$2,899.2	$143.1	$682.9	$1,681.8	$391.4

(1)	Principal is paid on a quarterly basis under the Credit Facility.

(2)	Holders of the 2035 Debentures have the right to require us to redeem the Debentures on November 1, 2021, 2026, and 2035.

(3)
Interest on the Credit Facility is due and payable monthly and is estimated using the effective interest rate as of September 30, 2015. Interest is due and payable semi-annually under the 2031 Debentures at a rate of 2.75% and under the 2035 Debentures at a rate of 1.5%. Interest is due and payable semi-annually on the Senior Notes at a rate of 5.375%.

(4)	Letters of Credit are in place primarily to secure future operating lease payments.

(5)
Obligations include contractual lease commitments related to facilities that were part of restructuring plans. As of September 30, 2015, we have subleased certain of the facilities with total sublease income of $53.4 million through fiscal year 2025.

(6)
These amounts include non-cancelable purchase commitments for property and equipment as well as inventory in the normal course of business to fulfill customers’ orders currently scheduled in our backlog.

The gross liability for unrecognized tax benefits as of September 30, 2015 was $22.2 million. We do not expect a significant change in the amount of unrecognized tax benefits within the next 12 months. We estimate that none of this amount will be paid within the next year and we are currently unable to reasonably estimate the timing of payments for the remainder of the liability.
Contingent Liabilities and Commitments
In connection with certain acquisitions, we may agree to make contingent cash payments to the selling shareholders of the acquired companies upon the achievement of specified objectives. As of September 30, 2015, we may be required to make up to $34.7 million of additional payments to the selling shareholders contingent upon the achievement of specified objectives, including the achievement of future bookings and sales targets related to the products of the acquired entities. In addition, there are deferred payment obligations to certain former shareholders, contingent upon their continued employment. These deferred payment obligations, totaling $4.7 million, are recorded as compensation expense over the applicable employment period.

Financial Instruments
We use financial instruments to manage our foreign exchange risk. We operate our business in countries throughout the world and transact business in various foreign currencies. Our foreign currency exposures typically arise from transactions denominated in currencies other than the functional currency of our operations. We have a program that primarily utilizes foreign currency forward contracts to offset the risks associated with the effect of certain foreign currency exposures. Our program is designed so that increases or decreases in our foreign currency exposures are offset by gains or losses on the foreign currency forward contracts in order to mitigate the risks and volatility associated with our foreign currency transactions. Generally, we enter into such contracts for less than 90 days and have no cash requirements until maturity. At September 30, 2015 and 2014, we had outstanding contracts with a total notional value of $138.5 million and $283.1 million, respectively.

From time to time we enter into agreements that allow us to issue shares of our common stock as part or all of the consideration related to business acquisitions, partnering and technology acquisition activities. Some of these shares are issued subject to security price guarantees, which are accounted for as derivatives. We have determined that these instruments would not be considered equity instruments if they were freestanding. Certain of the security price guarantees require payment from either us to a third party, or from a third party to us, based upon the difference between the price of our common stock on the issue date and an average price of our common stock approximately six months following the issue date. We have also issued minimum price guarantees that may require payments from us to a third party based on the average share price of our common stock approximately six months following the issue date if our stock price falls below the minimum price guarantee. Changes in the fair value of these security price guarantees are reported in other expense, net in our consolidated statements of operations. We have no outstanding shares subject to security price guarantees at September 30, 2015. During the years ended September 30, 2015, 2014 and 2013, we recorded $0.2 million, $4.4 million and $6.6 million, respectively of losses associated with these contracts and we paid cash totaling $0.3 million, $5.3 million and $3.8 million, respectively, upon the settlement of the agreements.
Pension Plans
We sponsor certain defined benefit pension plans that are offered primarily by certain of our foreign subsidiaries. Many of these plans were assumed through our acquisitions or are required by local regulatory requirements. We may deposit funds for these plans with insurance companies, third party trustees, or into government-managed accounts consistent with local regulatory requirements, as applicable. Our total defined benefit plan pension expenses were $0.3 million, $0.2 million and $1.3 million for fiscal years 2015, 2014 and 2013, respectively. The aggregate projected benefit obligation and aggregate net liability of our defined benefit plans as of September 30, 2015 was $35.5 million and $7.3 million, respectively, and as of September 30, 2014 was $34.9 million and $5.0 million, respectively.
Off-Balance Sheet Arrangements
Through September 30, 2015, we have not entered into any off-balance sheet arrangements or material transactions with unconsolidated entities or other persons.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, assumptions and judgments, including those related to revenue recognition; allowance for doubtful accounts and sales returns; accounting for deferred costs; accounting for internally developed software; the valuation of goodwill and intangible assets; accounting for business combinations, including contingent consideration; accounting for stock-based compensation; accounting for derivative instruments; accounting for income taxes and related valuation allowances; and loss contingencies. Our management bases its estimates on historical experience, market participant fair value considerations, projected future cash flows and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.
We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and results of operations and require our most difficult and subjective judgments.

Revenue Recognition.  We derive revenue from the following sources: (1) software license agreements, including royalty and other usage-based arrangements, (2) professional services, (3) hosting services and (4) post-contract customer support ("PCS"). Our hosting services are generally provided through on-demand, usage-based or per transaction fee arrangements. Our revenue recognition policies for these revenue streams are discussed below.

The sale and/or license of software solutions and technology is deemed to have occurred when a customer either has taken possession of or has access to take immediate possession of the software or technology. In select situations, we sell or license intellectual property in conjunction with, or in place of, embedding our intellectual property in software. We also have non-software arrangements including hosting services where the customer does not take possession of the software at the outset of the arrangement either because they have no contractual right to do so or because significant penalties preclude them from doing so. Generally we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable and (iv) collectibility is probable.

Revenue from royalties on sales of our software products by original equipment manufacturers (“OEMs”), where no services are included, is recognized in the quarter earned so long as we have been notified by the OEM that such royalties are due, and provided that all other revenue recognition criteria are met.

Software arrangements generally include PCS, which includes telephone support and the right to receive unspecified upgrades/enhancements on a when-and-if-available basis, typically for one to five years. Revenue from PCS is recognized ratably on a straight-line basis over the term that the maintenance service is provided. When PCS renews automatically, we provide a reserve based on historical experience for contracts expected to be canceled for non-payment. All known and estimated cancellations are recorded as a reduction to revenue and accounts receivable.

For our software and software-related multiple element arrangements, where customers purchase both software related products and software related services, we use vendor-specific objective evidence (“VSOE”) of fair value for software and software-related services to separate the elements and account for them separately. VSOE exists when a company can support what the fair value of its software and/or software-related services is based on evidence of the prices charged when the same elements are sold separately. For the undelivered elements, VSOE of fair value is required in order to separate the accounting for various elements in a software and related services arrangement. We have established VSOE of fair value for the majority of our PCS, professional services, and training.

When we provide professional services considered essential to the functionality of the software, we recognize revenue from the professional services as well as any related software licenses on a percentage-of-completion basis whereby the arrangement consideration is recognized as the services are performed, as measured by an observable input. In these circumstances, we separate license revenue from professional service revenue for income statement presentation by allocating VSOE of fair value of the professional services as professional services and hosting revenue and the residual portion as product and licensing revenue. We generally determine the percentage-of-completion by comparing the labor hours incurred to-date to the estimated total labor hours required to complete the project. We consider labor hours to be the most reliable, available measure of progress on these projects. Adjustments to estimates to complete are made in the periods in which facts resulting in a change become known. When the estimate indicates that a loss will be incurred, such loss is recorded in the period identified. Significant judgments and estimates are involved in determining the percent complete of each contract. Different assumptions could yield materially different results.

We offer some of our products via a Software-as-a-Service ("SaaS") model also known as a hosted model. In this type of arrangement, we are compensated in two ways: (1) fees for up-front set-up of the service environment and (2) fees charged on a usage or per transaction basis. Our up-front set-up fees are nonrefundable. We recognize the up-front set-up fees ratably over the longer of the contract lives, or the expected lives of the customer relationships. The on-demand, usage-based or per transaction fees are due and payable as each individual transaction is processed through the hosted service and is recognized as revenue in the period the services are provided.

We enter into multiple-element arrangements that may include a combination of our various software related and non-software related products and services offerings including software licenses, PCS, professional services, and our hosting services. In such arrangements, we allocate total arrangement consideration to software or software-related elements and any non-software element separately based on the selling price hierarchy group following our policies. We determine the selling price for each deliverable using VSOE of selling price, if it exists, or Third Party Evidence (“TPE”) of selling price. Typically, we are unable to determine TPE of selling price. Therefore, when neither VSOE nor TPE of selling price exist for a deliverable, we use our Estimate of Selling Price (“ESP”) for the purposes of allocating the arrangement consideration. We determine ESP for a product or service by considering multiple factors including, but not limited to, major project groupings, market conditions, competitive landscape, price list and discounting practices. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element.

When products are sold through distributors or resellers, title and risk of loss generally passes upon shipment, at which time the transaction is invoiced and payment is due. Shipments to distributors and resellers without right of return are recognized as revenue upon shipment, provided all other revenue recognition criteria are met. Certain distributors and resellers have been granted rights of return for as long as the distributors or resellers hold the inventory. We cannot estimate historical returns from these distributors and resellers; and therefore, cannot use such estimates as the basis upon which to estimate future sales returns. As a result, we recognize revenue from sales to these distributors and resellers when the products are sold through to retailers and end-users.

When products are sold directly to retailers or end-users, we make an estimate of sales returns based on historical experience. The provision for these estimated returns is recorded as a reduction of revenue and accounts receivable at the time that the related revenue is recorded. If actual returns differ significantly from our estimates, such differences could have a material impact on our results of operations for the period in which the actual returns become known.

We record consideration given to a reseller as a reduction of revenue to the extent we have recorded cumulative revenue from the customer or reseller. However, when we receive an identifiable benefit in exchange for the consideration, and can reasonably estimate the fair value of the benefit received, the consideration is recorded as an operating expense.

We record reimbursements received for out-of-pocket expenses as revenue, with offsetting costs recorded as cost of revenue. Out-of-pocket expenses generally include, but are not limited to, expenses related to transportation, lodging and meals. We record shipping and handling costs billed to customers as revenue with offsetting costs recorded as cost of revenue.

Our revenue recognition policies require management to make significant estimates. Management analyzes various factors, including a review of specific transactions, historical experience, creditworthiness of customers and current market and economic conditions. Changes in judgments based upon these factors could impact the timing and amount of revenue and cost recognized and thus affects our results of operations and financial condition.

Business Combinations.  We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of the business combination date. The purchase price allocation process requires us to use significant estimates and assumptions, including fair value estimates, as of the business acquisition date, including:

•	estimated fair values of intangible assets;

•
estimated fair market values of legal performance commitments to customers, assumed from the acquiree under existing contractual obligations (classified as deferred revenue) at the date of acquisition;

•	estimated fair market values of stock awards assumed from the acquiree that are included in the purchase price;

•	estimated fair market value of required payments under contingent consideration provisions;

•	estimated income tax assets and liabilities assumed from the acquiree; and

•	estimated fair value of pre-acquisition contingencies assumed from the acquiree.

While we use our best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business combination date, our estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally one year from the business combination date, we record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between preliminary and final purchase price allocation, the related amortization is adjusted effective from the acquisition date. Subsequent to the purchase price allocation period any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is determined.

Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

•	future expected cash flows from software license sales, support agreements, consulting contracts, other customer contracts and acquired developed technologies and patents;

•	expected costs to develop in-process research and development projects into commercially viable products and the estimated cash flows from the projects when completed;

•	the acquired company’s brand and competitive position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and

•	discount rates.

Unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

In connection with the purchase price allocations for our acquisitions, we estimate the fair market value of legal performance commitments to customers, which are classified as deferred revenue. The estimated fair market value of these obligations is determined and recorded as of the acquisition date.

For a given acquisition, we may identify certain pre-acquisition contingencies. If, during the purchase price allocation period, we are able to determine the fair value of a pre-acquisition contingency, we will include that amount in the purchase price allocation.

If we are unable to determine the fair value of a pre-acquisition contingency at the end of the purchase price allocation period, we will evaluate whether to include an amount in the purchase price allocation based on whether it is probable a liability had been incurred and whether an amount can be reasonably estimated. After the end of the purchase price allocation period, any adjustment to amounts recorded for a pre-acquisition contingency will be included in our operating results as acquisition-related cost, net in the period in which the adjustment is determined.
Goodwill, Intangible and Other Long-Lived Assets and Impairment Assessments. We have significant long-lived tangible and intangible assets, including goodwill with indefinite lives, which are susceptible to valuation adjustments as a result of changes in various factors or conditions. The most significant finite-lived tangible and intangible assets are customer relationships, licensed technology, patents and core technology, completed technology, fixed assets and trade names. All finite-lived intangible assets are amortized over the estimated economic lives of the assets, generally using the straight-line method except where the pattern of the expected economic benefit is readily identifiable, primarily customer relationship intangibles, whereby amortization follows that pattern. The values of intangible assets determined in connection with a business combination, with the exception of goodwill, were initially determined by a risk-adjusted, discounted cash flow approach. Goodwill and intangible assets with indefinite lives are not amortized, but rather the carrying amounts of these assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Goodwill is tested for impairment based on a comparison of the fair value of our reporting units to their recorded carrying values. The test consists of a two-step process. The first step is the comparison of the fair value to the carrying value of the reporting unit to determine if the carrying value exceeds the fair value. The second step measures the amount of an impairment loss and is only performed if the carrying value exceeds the fair value of the reporting unit. Our annual impairment assessment date is July 1 of each fiscal year. We have six reporting units based on the level of information provided to, and review thereof, by our segment management. Factors we consider important, which could trigger an impairment of such assets, include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of or use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period; and

•	a decline in our market capitalization below net book value.
We determine fair values for each of the reporting units based on consideration of the income approach, the market comparable approach and the market transaction approach. For purposes of the income approach, fair value is determined based on the present value of estimated future after-tax cash flows, discounted at an appropriate risk adjusted rate. We use our internal forecasts to estimate future after-tax cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each reporting unit, which we believe are consistent with other market participants. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the weighted average cost of capital. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 10.6% to 15.2%. For purposes of the market approach, we use a valuation technique in which values are derived based on market prices of comparable publicly traded companies. We also use a market based valuation technique in which values are determined based on relevant observable information generated by market transactions involving comparable businesses. Compared to the market approach, the income approach more closely aligns each reporting unit valuation to our business profile, including geographic markets served and product offerings. Required rates of return, along with uncertainty inherent in the forecasts of future cash flows, are reflected in the selection of the discount rate. Equally important, under this approach, reasonably likely scenarios and associated sensitivities can be developed for alternative future states that may not be reflected in an observable market price. A market approach allows for comparison to actual market transactions and multiples. It can be somewhat more limited in its application because the population of potential comparable entities is often limited to publicly-traded companies where the characteristics of the comparative business and ours can be significantly different, market data is usually not available for divisions within larger conglomerates or non-public subsidiaries that could otherwise qualify as comparable, and the specific circumstances surrounding a market transaction (e.g., synergies between the parties, terms and conditions of the transaction, etc.) may be different or irrelevant with respect to our business. It can also be difficult, under certain market conditions, to identify orderly transactions between market participants in similar businesses. We assess each valuation methodology based upon the relevance and availability of the data at the time we perform the valuation and weight the methodologies appropriately.
The carrying values of the reporting units were determined based on an allocation of our assets and liabilities, through specific allocation of certain assets and liabilities, to the reporting units and an apportionment method based on relative size of the reporting units’ revenues and operating expenses compared to our total revenues and operating expenses. Goodwill was initially allocated to our reporting units based on the relative fair value of the units at the date we implemented the current reporting unit structure. Goodwill subsequently acquired through acquisitions is allocated to the applicable reporting unit based upon the relative fair value of the acquired business. Certain corporate assets and liabilities that are not instrumental to the reporting units’ operations and would not be transferred to hypothetical purchasers of the reporting units were excluded from the reporting units’ carrying values.
As of our annual impairment assessment date for fiscal year 2015, our estimated fair values of our reporting units substantially exceeded their carrying values and we concluded, based on the first step of the process, that there was no impairment of goodwill. The fair value exceeded the carrying value by more than 50% for each of our reporting units, with the exception of our Mobile reporting unit. The fair value exceeded the carrying value of our Mobile reporting unit by approximately 16%. Goodwill allocated to our Mobile reporting unit is approximately $1.1 billion as of July 1, 2015 and September 30, 2015. Our Mobile reporting unit, specifically our devices business, has experienced a decline in fair value as a result of a weakening revenue stream from sales to device OEMs with growth opportunity limited by the consolidation of this market to a small number of customers as well as increased competition in speech and natural language technologies and services sold to device OEMs. The operating plans and projections, which are the basis for the reporting unit fair value, anticipate these weakening conditions for the device business and include revenue from new device markets and product offerings currently under development to offset this weakness in revenue. Determining the fair value of a reporting unit or asset group involves the use of significant estimates and assumptions, which we believe to be reasonable, that are unpredictable and inherently uncertain. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, our ability to launch new product and new market penetrations, and determination of appropriate market comparables. Significant adverse changes in our future revenues and/or operating margins, significant degradation in the enterprise values of comparable companies for our reporting units, changes in our organization or management reporting structure, as well as other events and circumstances, including but not limited to technological advances, increased competition and changing economic or market conditions, could result in (a) shorter estimated useful lives, (b) changes to reporting units or asset groups, which may require alternative methods of estimating fair values or greater disaggregation or aggregation in our analysis by reporting unit, and/or (c) other changes in previous assumptions or estimates, could result in the determination that all or a portion of our goodwill is impaired that could materially impact future results of operations and financial position in the reporting period identified.
In October 2015, we reorganized the organizational management and oversight of our DNS business, represented by our DNS reporting unit, which was previously reported within our Mobile segment and will be moved into our Healthcare segment, effective during the first quarter of fiscal year 2016. Based on this reorganization, $67.6 million of goodwill related to our DNS reporting unit moved from our Mobile segment into our Healthcare segment during the first quarter of fiscal year 2016. As a result of this subsequent change, we performed an analysis and determined that we did not have an impairment of goodwill, nor did we have a triggering event requiring us to perform an impairment test on our DNS and Healthcare reporting units.
In October 2014, we realigned our product portfolio which resulted in a change in the composition of our Mobile and Enterprise reporting units. We have reallocated goodwill among the affected reporting units, based on their relative fair value. We reallocated $29.9 million of goodwill from our DNS reporting unit into our Mobile reporting unit, and reallocated $10.5 million of goodwill from our Mobile reporting unit to our Enterprise reporting unit. Prior to October 2015, the DNS reporting unit and the Mobile reporting unit were both included in our Mobile reportable segment, and subsequent to October 2015, the DNS reporting unit will be included in our Healthcare reportable segment. As a result of this change, we determined that we had a triggering event requiring us to perform an impairment test on our DNS, Mobile, and Enterprise reporting units. We completed our impairment test during the first quarter of fiscal year 2015, and the fair value of the reorganized reporting units, both before and after the product realignment, substantially exceeded their carrying values.
We periodically review long-lived assets other than goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded carrying value for the asset or asset group. Asset groups utilized in this analysis are identified as the lowest level grouping of assets for which largely independent cash flows can be identified. If impairment is indicated, the asset or asset group is written down to its estimated fair value.
Accounting for Stock-Based Compensation.  We account for share-based awards to employees and directors, including grants of employee stock options, purchases under employee stock purchase plans, and restricted awards through recognition of the fair value of the share-based awards as a charge against earnings in the form of stock-based compensation expense. We recognize stock-based compensation expense over the requisite service period, net of estimated forfeitures. We recognize benefits from stock-based compensation in equity using the with-and-without approach for the utilization of tax attributes. Determining the fair value of share-based awards at the grant date requires judgment, including estimating expected dividends, share price volatility and the amount of share-based awards that are expected to be forfeited. If actual results differ significantly from these estimates, stock-based compensation expense and our results of operations could be materially impacted.
Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not after consideration of all available evidence. As the income tax returns are not due and filed until after the completion of our annual financial reporting requirements, the amounts recorded for the current period reflect estimates for the tax-based activity for the period. In addition, estimates are often required with respect to, among other things, the appropriate state and foreign income tax rates to use, the potential utilization of operating loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. Tax laws and tax rates vary substantially in these jurisdictions, and are subject to change given the political and economic climate. We report and pay income tax based on operational results and applicable law. Our tax provision contemplates tax rates currently in effect to determine both our current and deferred tax provisions.
Any significant fluctuation in rates or changes in tax laws could cause our estimates of taxes we anticipate either paying or recovering in the future to change. Such changes could lead to either increases or decreases in our effective tax rate.
Effective October 1, 2015, we early adopted, and retroactively implemented Accounting Standards Update ("ASU") No. 2015-17, "Balance Sheet Classification of Deferred Taxes." Under this new guidance, we are required to present deferred tax assets and deferred tax liabilities, and any related valuation allowances, as noncurrent on our consolidated balance sheet. The requirements of this guidance have been applied retrospectively to all periods presented. As such, we have historically estimated the future tax consequence of certain items, including bad debts, inventory valuation, and accruals that cannot be deducted for income tax purposes until such expenses are actually paid or disposed. We believe the procedures and estimates used in our accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. With respect to earnings expected to be indefinitely reinvested offshore, we do not accrue tax for the repatriation of such foreign earnings.
We regularly review our deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. If positive evidence regarding projected future taxable income, exclusive of reversing taxable temporary differences, existed it would be difficult for it to outweigh objective negative evidence of recent financial reporting losses. Generally, cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed.
As of September 30, 2015, we have $241.8 million of valuation allowances recorded against all U.S. deferred tax assets and certain foreign deferred tax assets. If we are subsequently able to utilize all or a portion of the deferred tax assets for which the remaining valuation allowance has been established, then we may be required to recognize these deferred tax assets through the reduction of the valuation allowance which could result in a material benefit to our results of operations in the period in which the benefit is determined.

We establish reserves for tax uncertainties that reflect the use of the comprehensive model for the recognition and measurement of uncertain tax positions. Under the comprehensive model, when the minimum threshold for recognition is not met, no tax benefit can be recorded. When the minimum threshold for recognition is met, a tax position is recorded as the largest amount that is more than fifty percent likely of being realized upon ultimate settlement.
Loss Contingencies.  We are subject to legal proceedings, lawsuits and other claims relating to labor, service and other matters arising in the ordinary course of business, as discussed in Note 16 of Notes to our Consolidated Financial Statements. Quarterly, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board and are adopted by us as of the specified effective dates. Unless otherwise discussed, such pronouncements did not have or will not have a significant impact on our consolidated financial position, results of operations and cash flows or do not apply to our operations.

In September 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-16, "Simplifying the Accounting for Measurement-Period Adjustments" ("ASU 2015-16"). The new standard requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined and sets forth new disclosure requirements related to the adjustments. ASU 2015-16 is effective for us in the first quarter of fiscal year 2017. We do not believe that ASU 2015-16 will have a material impact on our consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, "Simplifying the Presentation of Debt Issuance Costs" ("ASU 2015-03"). The amendments in the ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for us in the first quarter of fiscal year 2017, with early adoption permitted. ASU 2015-03 should be applied on a retrospective basis to each individual period presented. Upon implementation, the change in reporting debt issuance costs will require us to reclassify our deferred financing costs, which are $15.7 million and $19.0 million at September 30, 2015 and 2014, respectively, from an asset to a reduction of the reported debt balance. ASU 2015-03 will reduce our assets and liabilities but will have no impact on our shareholders' equity, results of operations or cash flows.
In February 2015, the FASB issued Accounting Standards Update No. 2015-02, “Amendments to the Consolidation Analysis” ("ASU 2015-02"). The amendments in ASU 2015-02 provide guidance on evaluating whether a company should consolidate certain legal entities. In accordance with the guidance, all legal entities are subject to reevaluation under the revised consolidation model. ASU 2015-02 is effective for us in the first quarter of fiscal year 2017 with early adoption permitted. We do not believe that ASU 2015-02 will have a material impact on our consolidated financial statements.
In August 2014, the FASB issued Accounting Standards Update No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"), to provide guidance on management's responsibility in evaluating whether there is substantial doubt about a company's ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for us in the first quarter of fiscal year 2017, with early adoption permitted. We do not believe that ASU 2014-15 will have a material impact on our consolidated financial statements.
In June 2014, the FASB issued Accounting Standards Update No. 2014-12, "Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period" ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in ASC 718, "Compensation - Stock Compensation," as it relates to such awards. ASU 2014-12 is effective for us in our first quarter of fiscal year 2017 with early adoption permitted using either of two methods: (i) prospective to all awards granted or modified after the effective date; or (ii) retrospective to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter, with the cumulative effect of applying ASU 2014-12 as an adjustment to the opening retained earnings balance as of the beginning of the earliest annual period presented in the financial statements. We do not believe that ASU 2014-12 will have a material impact on our consolidated financial statements.
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, "Revenue from Contracts with Customers: Topic 606" ("ASU 2014-09"), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for us in our first quarter of fiscal year 2019 using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09; or (ii) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined per ASU 2014-09. We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements.
In April 2014, the FASB issued Accounting Standards Update No. 2014-08, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity" ("ASU 2014-08"), to change the criteria for determining which disposals can be presented as discontinued operations and enhanced the related disclosure requirements. ASU 2014-08 is effective for us on a prospective basis in our first quarter of fiscal year 2016 with early adoption permitted for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued. We do not believe that ASU 2014-08 will have a material impact on our consolidated financial statements.